EXHIBIT 99.1

Location Based Technologies Showcases PocketFinder® and PetFinder™ Personal Locator Devices at RetailVision Spring 2008

ORLANDO, Fla., April 14, 2008—Location Based Technologies (OTCBB:LBAS), a leading-edge family service provider of personal locator devices and services, will showcase its PocketFinder® and PetFinder™ location devices at RetailVision Spring 2008, April 14-17 at the Hyatt Regency Grand Cypress Orlando.

The PocketFinder family of location devices uses advanced technology to help families stay connected. The small devices—(about the size of an Oreo® cookie)—easily fit into a pocket, purse or backpack. (PetFinder devices include special attachments that fit comfortably on an animal’s collar.) Once the device is activated, it can be accessed via the Internet, cell phone or landline to show its exact location in real time.

 “In today’s mobile society, families want the peace of mind in knowing exactly where individual members are, whether it’s at work or school, camping or traveling,” stated Dr. David Morse, chairman and CEO of Location Based Technologies, Inc. “They want the ability to find a lost pet with the click of a mouse. They even want a foolproof method for tracking luggage when they travel. PocketFinder location devices provide a simple, easy-to-use method for accomplishing all this. We’re constantly amazed at innovative ways people use our devices.”

PocketFinder location devices are unique because they were designed from the ground up rather than as an add-on product. Location Based Technologies conducted a series of Use Cases to determine what people really wanted and then used this granular level of understanding to design the product, the interface and the network infrastructure to meet those needs.

PocketFinder location devices include several advanced features, such as allowing users to designate customizable Safety Zones and Danger Zones as electronic “fences” to notify them when a family member or pet leaves a specified area or enters a forbidden zone. The devices can even track vehicle speeds to ensure family members are driving safely.

A publicly traded company (OTCBB:LBAS), Location Based Technologies designs and develops leading-edge personal locator devices and services that incorporate patented, proprietary technologies designed to enhance and enrich the lives of families globally. The company is headquartered in Anaheim, Calif. For more information, visit http://www.pocketfinder.com.

This news release contains forward-looking statements that involve risks and uncertainties.  Actual results and outcomes may differ materially from those discussed or anticipated.  For a more detailed discussion of these and associated risks, see the company's most recent document filed with the Securities and Exchange Commission.

Contacts:

David Morse
Location Based Technologies
(800) 615-0869
dave@pocketfinder.com

Daly-Swartz PR for Location Based Technologies
Jeffrey Swartz, 949-470-0075
jeffreyswartz@dsprel.com

Investor Relations
Glenn Busch, Northstar Investments
 (714) 310-8641